Exhibit 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526

News Release

February 11, 2010	FOR IMMEDIATE RELEASE
ARCHER DANIELS MIDLAND COMPANY ANNOUNCES TENDER OFFER FOR
UP TO $400 MILLION OF ITS OUTSTANDING DEBT
     Archer Daniels Midland Company (NYSE: ADM) today announced the commencement of cash tender offers for up to $400 million aggregate principal amount of its outstanding debentures listed below (the “Debentures”). The terms and conditions of the tender offers are described in the Offer to Purchase, dated February 11, 2010, and related Letter of Transmittal. Copies of these documents are available to holders from D.F. King & Co., Inc., the depositary and information agent for the tender offers.

			Fixed	U.S.
Title of	Principal	Acceptance	Spread	Treasury
Series	Amount	Priority	(Basis	Reference	Early Tender
(CUSIP No.)	Outstanding	Level	Points)	Security	Payment (a)
6.45% Debentures due January 2038 (CUSIP No. 039483AX0)	$500,000,000	1	93 bps	4.50% due August 2039	$30.00
7% Debentures due February 2031 (CUSIP No. 039483AS1)	$400,000,000	2	100 bps	4.50% due August 2039	$30.00
7.5% Debentures due March 2027 (CUSIP No. 039483AM4)	$343,000,000	3	105 bps	4.50% due August 2039	$30.00
6.625% Debentures due May 2029 (CUSIP No. 039483AR3)	$297,500,000	4	100 bps	4.50% due August 2039	$30.00
6.75% Debentures due December 2027 (CUSIP No. 039483AN2)	$200,000,000	5	100 bps	4.50% due August 2039	$30.00
8.375% Debentures due April 2017 (CUSIP No. 039483AH5)	$295,300,000	6	42 bps	3.375% due November 2019	$30.00

(a)	Per $1,000 principal amount of Debentures accepted for purchase.
(continued)

     The tender offer for each series of Debentures will expire at 12:00 midnight, New York City time, on March 11, 2010, unless extended.
     Holders must tender their Debentures by 5:00 p.m., New York City time, on February 22, 2010, unless extended, to be eligible to receive the applicable total consideration (which includes the applicable early tender payment set out above). Holders who tender their Debentures after such date and prior to the expiration date will be eligible to receive the applicable total consideration less the early tender payment.
     The applicable total consideration will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable Debentures discounted to the settlement date at a rate equal to the sum of the yield to maturity for the applicable reference security, calculated by the lead dealer managers based on the bid-side price at 2:00 p.m., New York City time, on March 9, 2010, plus the applicable fixed spread, minus accrued interest up to, but not including, the settlement date.
     In addition, payments for Debentures purchased will include accrued interest up to, but not including, the settlement date.
     The amount of each series of Debentures that will be purchased will be determined in accordance with the Acceptance Priority Level set forth above and may be prorated as described in the Offer to Purchase. All Debentures with the Acceptance Priority Level 1 will be accepted before any Debentures with the Acceptance Priority Level 2 and so forth through succeeding levels. If the aggregate principal amount of Debentures tendered in any series exceeds the remaining amount available for such series, such Debentures will be accepted on a pro rata basis. In that event, Debentures with an Acceptance Priority Level following the prorated series of Debentures will not be accepted for payment.
     Withdrawal rights for all tender offers will expire at 5:00 p.m., New York City time, on February 22, 2010, unless extended or otherwise required by law.
     The settlement date is expected to be one business day following the expiration of the tender offers.
     The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.
     ADM has retained Barclays Capital Inc., BNP Paribas Securities Corp., and HSBC Securities (USA) Inc. as lead dealer managers, Mitsubishi UFJ Securities (USA), Inc. as co-dealer manager, and D.F. King & Co., Inc. as the depositary and information agent for the tender offers.
     For additional information regarding the terms of the tender offers, please contact: Barclays Capital, Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BNP Paribas Securities Corp. at (212) 841-3059 (collect), and HSBC Securities (USA) Inc. at (888) HSBC- 4LM (toll free) or (212) 525-5552 (collect). Requests for documents and questions regarding the tendering of Debentures may be directed to D.F. King & Co., Inc. at (800) 659-5550 (toll free) or (212) 269-5550 (collect).
(continued)

     ADM’s obligations to accept any Debentures tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.
About ADM
     Every day, the 28,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 230 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2009, were $69 billion. For more information about our Company and our products, visit www.adm.com.
# # #
Contact:
ADM Media Relations
217/424-5413
media@adm.com